Execution Version

MASTER EXPENSE LIMITATION AGREEMENT

This MASTER EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of the 13th day of January, 2025, by and between VALIC COMPANY I, a Maryland corporation (the “Fund”), on behalf of each of its series set forth in Exhibit A attached hereto (each, a “Series,” and collectively, the “Series), severally and not jointly, and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to the Series set forth in Exhibit A pursuant to an Investment Advisory Agreement (the “Advisory Agreement”) between the Adviser and the Fund; and

WHEREAS, the Adviser and the Fund, on behalf of each Series, desire to enter into an agreement whereby the Adviser agrees to waive its fees and/or reimburse expenses to the extent necessary to limit the annual fund operating expenses of such Series at certain levels.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser agrees to waive its fees and/or reimburse expenses to the extent necessary so that the “annual fund operating expenses” for each Series set forth in Exhibit A as described in the registration statement applicable to the Fund, do not exceed the percentage of average daily net assets set forth in Exhibit A. Annual fund operating expenses shall not include extraordinary expenses (i.e., expenses that are unusual in nature and infrequent in occurrence, such as litigation), or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees; and other expenses not incurred in the ordinary course of the Fund’s business on behalf of a Series. Exhibit A to this Agreement may be amended from time to time to reflect the termination and/or modification of any waivers/reimbursements with respect to a Series or the addition of a Series.

2.

This Agreement shall be effective as of the date first written above and shall continue in effect with respect to each Series until September 30, 2025 (the “Expiration Date”), unless earlier terminated by the Board of Directors of the Fund (the “Board”), including a majority of the independent directors. Independent directors are directors who are not deemed to be “interested persons” of the Fund, as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended. This Agreement shall continue in effect with respect to each Series for successive one-year periods from the Expiration Date only if the Adviser notifies the Fund, on behalf of the Series, prior to the Expiration Date that it agrees to extend the current expense cap applicable to the Series for an additional one-year period. Upon the termination of the Advisory Agreement, this Agreement shall automatically terminate.

3.

With respect to certain Series designated on Exhibit A, the Adviser hereby retains the right to receive reimbursements of, and the Fund, on behalf of each Series, hereby agrees to reimburse reductions of the fees paid to the Adviser under the Advisory Agreement and the expenses paid by the Adviser or reimbursed by it in accordance with paragraph 1 above, for a period of two years after the occurrence of any waiver and/or reimbursement; provided, however, that such payments to the Adviser shall not be made if it would cause the annual fund operating expenses of the applicable Series to exceed the lesser of (a) the expense limitation in effect at the time the waiver and/or reimbursement occurred, or (b) the current expense limitation in effect, if any. Upon the termination of this Agreement, the Adviser will continue to be entitled to receive reimbursements of amounts already waived and/or reimbursed under Section 1, provided that such amounts are paid to the Adviser in accordance with the provisions of Section 1, and at the expense limitation levels in effect at the time such waivers and/or reimbursements occurred.

4.	This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

5.

This Agreement may be amended by mutual consent of the parties hereto in writing. With respect to any Series that is added to Exhibit A hereto after the date of this Agreement, this Agreement shall become effective with respect to such Series on the date Exhibit A is amended to reflect the addition of the Series under this Agreement, subject to obtaining the requisite approval from the Fund’s Board.

6.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALIC COMPANY I

By:	/s/ Gregory R. Kingston
Name: Gregory R. Kingston
Title: Treasurer

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Eric S. Levy
Name: Eric S. Levy
Title: Senior Vice President

[Signature Page to VC I Master Expense Limitation Agreement]